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                                                                      EXHIBIT 11

                              LSI INDUSTRIES INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                        (IN THOUSANDS, EXCEPT PER SHARE)

                                          Three Months Ended
                                             September 30
                                          -------------------
                                           1995         1994
                                          ------       ------
NET INCOME                                $2,194       $1,849
----------                                ======       ======


AVERAGE SHARES OUTSTANDING

Weighted average shares
      outstanding during the period        7,582        7,478

Common Share Equivalents:

      Common Shares to be issued
           under Stock Option Plan           379          270
                                          ------       ------

      Average Shares Outstanding           7,961        7,748
                                          ======       ======


NET INCOME PER SHARE                      $  .28       $  .24
--------------------                      ======       ======



Note: Calculated using the "Treasury Stock" method as if options were exercised and the funds were used to purchase Common Shares at the average market price during the period.

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